 STANDARD PURCHASE AGREEMENT

THE WARRIOR GROUP, INC.

ISSUING OFFICE: 1624 Falcon Drive, Suite 100, DeSoto, Texas 75115 PHONE NO.: 972-228-9955 FAX NO.: 972-228-9972

Date of Issue:

Vendor: All American building Systems Address: 1418 South 13th Street Decatur, Indiana 46733 Attn: Mark McLendon Phone: 260-724-9171 Fax: 260-728-2282	Purchaser: The Warrior Group, Inc. Address: 1624 Falcon Dr., Ste. 100 DeSoto, TX 75115 Phone: 972-658-7435 Fax: 972-228-9972	ORDER NO.: 10-0707-C-2075-23 Buildings 2 and 1 NOTE: THE ORDER NUMBER MUST BE REFERRED TO IN ALL CORRESPONDENCE INVOICES AND OTHER DOCUMENTS ISSUED RELATING TO THIS ORDER.
FREIGHT TERMS (See Para. 5) PAYMENT TERMS (See Para. 4 and 6) GOODS / SERVICES: (See Exhibit “A”)

SHIP VIA (See Para. 4 and 5)

TO THE WARRIOR GROUP, INC. AT AND FOR THE PROJECT DESCRIBED AS:

BCT-H complex, Increment 2, barracks PN 65474

UNACCOMPANIED ENLISTED PERSONEL HOUSING (UEPH)

Indefinite Delivery/Indefinite Quantity (IDIQ) for Design Build Services

2817 Khe Sanh Street, building 2137

Fort Carson, CO 80902

Prime Contract # W9128F-07-R0004

THIS AGREEMENT IS ENTERED INTO BY AND BETWEEN THE VENDOR NAMED ABOVE AND THE WARRIOR GROUP, INC. HEREIN KNOWN AS WARRIOR GROUP.  WITNESSETH THAT FOR THE CONSIDERATION TO BE PAID BY WARRIOR GROUP HEREINAFTER SET FORTH AND SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, THE VENDOR AGREES TO FURNISH, SUPPLY AND DELIVER THE GOODS AND/OR SERVICES DESCRIBED BELOW IN COMPLETE ACCORDANCE WTH THE GOVERNING CONTRACT DOCUMENTS, INCLUDING ANY ADDENDA OR AMENDMENTS THERETO, FOR WARRIOR GROUP’S USE AND/OR INCORPORATION INTO THE ABOVE CAPTIONED PROJECT:

1.

This Standard Purchase Agreement and all exhibits (“Agreement”) shall be governed by and performed in accordance with the applicable provisions of the purchase agreement (“Contract”) entered into between WARRIOR GROUP and Hensel Phelps Construction Company (“Contractor”) and the prime contract between the Owner of the Project and Contractor, including the plans and specifications and addenda or amendments issued thereto (collectively, the “Contract Documents”). Except as otherwise provided herein Vendor hereby assumes toward WARRIOR GROUP all obligations which WARRIOR GROUP assumes toward the Contractor under the Contract Documents with respect to the work to be performed and the goods to be supplied pursuant to this Agreement. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Contract Documents, the terms of this Agreement shall control and prevail.

2.

Vendor warrants that the prices charged in connection with this order conform to all applicable government regulations. Vendor further warrants and agrees to defend and hold harmless WARRIOR GROUP from and against all suits or claims arising herefrom for infringement of any patent rights held or alleged to be held by others relating to the Goods and Services to be provided under this Agreement.

3.

Vendor acknowledges WARRIOR GROUP status as a consumer. If a sales tax or use tax is applicable to the purchase hereunder, Vendor agrees that such a tax will be setforth as a separate item for billing purposes and is included in the price set forth in this Agreement except to the extent expressly provided otherwise.  Vendor shall be responsible for the collection and payment to appropriate government authorities of any sales or use taxes that may be applicable to the purchase called for by this Agreement.

4.

Vendor acknowledges and agrees that payment by WARRIOR GROUP is conditioned upon timely delivery to WARRIOR GROUP of the Goods and Services complying in all material respects with the Contract Documents in sound, usable, and reasonably acceptable condition. Nothing in this Agreement shall be construed or act to create a contractual relationship between WARRIOR GROUP and any shipper of goods hereunder. It shall be the Vendor’s sole responsibility to arrange for delivery of the Goods without liability to WARRIOR GROUP. Vendor shall designate shipping routes and methods and shall be fully responsible for selection of the most expeditious and reliable means of accomplishing delivery to destination.

5.

Terms shall be f.o.b. Project jobsite, freight prepaid. Vendor agrees to insure the Goods called for hereunder for the full price set forth herein while such Goods are in transit and until delivered to the jobsite. Vendor shall deliver written confirmation of such insurance coverage to WARRIOR GROUP prior to shipment of Goods.

6.

The payment terms Payment shall be made to the Vendor on a monthly basis to a bank account chosen by Vendor or mailed to a ban lock box chosen by Vendor according to a mutually acceptable schedule of values which the parties agree to negotiate in good faith.  Vendor may supply designated carrier for delivery of check to be charged to Vendors account. Vendor will supply account numbers for any carrier service designated for delivery.  Invoices rendered for goods hereunder shall be regarded as due seven (7) days following receipt of collected funds paid to The WARRIOR GROUP by the Prime Contractor under the Prime Contract.  If any act or omission of Vendor shall cause or contribute to a delay in the receipt by WARRIOR GROUP of periodic or final payment under the Contract, Vendor further agrees that no payment hereunder shall be considered due until and unless delivery of the good for which invoices are rendered has been accomplished in a reasonably satisfactory manner and in compliance in all material respects with the terms hereof.  The acceptance of the Goods and Services by Owner, Contractor and WARRIOR GROUP’S receipt of payment for the same are conditions precedent to its obligation to pay Vendor. Vendor assumes the financial risk of non-payment by Owner and Contractor.

7.

Time is of the essence of this Agreement. Vendor acknowledges that it has familiarized itself with all of the conditions of the locality, Project, Contract Documents and any other factor which may affect its performance, and WARRIOR GROUP shall not be liable for additional payment to the Vendor on account of its misunderstanding or failure to familiarize itself with such factors and conditions.  The Vendor, having stated or acknowledged the required delivery date or dates called for on the face of this Agreement, shall be responsible for the necessary execution of orders; planning and scheduling; correlation of Contract Documents; preparation, submission and approval of shop drawings, samples, schedules, templates and other required submittals; expediting or shipping procedures; to guarantee delivery of this order by the stipulated date or dates, barring circumstances beyond control of the Vendor. Vendor agrees to exercise due diligence, and to cause each of its authorized agents or representatives to exercise due diligence, in executing and processing this order in all of its terms. Vendor agrees to keep WARRIOR GROUP fully informed as to the delivery status of the Goods and Services required by this Agreement, and to advise WARRIOR GROUP, in writing, of any delay, circumstance or development in the execution, processing or shipment of this order which may impair Vendor’s ability to meet the required delivery date or dates or which may otherwise affect the discharge of Vendor’s obligations under this Agreement. Should the Vendor fail in this, or in any of the other requirements of this Agreement in any material respect, WARRIOR GROUP may, modify or cancel this order after giving Vendor written notice specifying such failure and at least five (5) business days from receipt of such notice to cure such failure or commence the necessary work to cure a failure that cannot be cured within such five (5) business day period and WARRIOR GROUP may place or re-place the order, in full or in part, with others all without prejudice to any other right or remedy it may have. Upon such cancellation or modification, all materials and equipment fabricated to date called for hereunder shall be delivered to WARRIOR GROUP. In the event of such cancellation, no additional funds shall be due Vendor with respect to this Agreement until all Goods and Services originally called for under this Agreement have been accepted by the Owner and, Contractor, and WARRIOR GROUP has received payment therefore. At such time, Vendor shall be entitled to payment only to the extent that the outstanding amount due Vendor for deliveries actually made to the Project exceeds the additional costs or damages incurred by WARRIOR GROUP in procuring the Goods and Services deleted from this Agreement and any other additional costs or damages, including reasonable attorney’s fees, incurred by WARRIOR GROUP as a result of Vendor’s failure of performance. In the event of such modification or cancellation, Vendor hereby assigns to WARRIOR GROUP, which assignment may be accepted at the option of WARRIOR GROUP, any or all supply agreements or Agreements entered into by Vendor relating to the modified or cancelled portion of this Agreement and Vendor hereby acknowledges that should WARRIOR GROUP elect such assignment, this provision may be relied upon by such lower tier suppliers or vendors as evidencing the consent of Vendor to such assignment. Vendor acknowledges the potential for liability for damages to WARRIOR GROUP resulting from the Vendors failure to perform in a timely manner. In any determination of damages attributable to any failure or deficiency in performance by Vendor, WARRIOR GROUP shall recover all damages it may sustain, as well as all costs and reasonable attorney’s fees which may arise from the enforcement of any suit for damages under this Agreement. In the event the Vendor is delayed in the performance of its obligations under this Agreement by any circumstances beyond its control, and for which a time extension may be granted under the Contract, Vendor hereby agrees to notify WARRIOR GROUP immediately by filing a written request with WARRIOR GROUP for an extension of time within five (5) business days of the date on which the delay first occurred; otherwise, to the extent such delay prejudices WARRIOR GROUP, Vendor shall waive any claim with respect to such delay. WARRIOR GROUP will promptly relay any such request deemed valid to the Contractor, but shall not be responsible for its acceptance. Vendor shall not be liable for any delay in completing the work hereunder if the delay arises from unforeseeable causes beyond the control and without the fault or negligence of the Vendor, including, without limitation, acts of God or of the public enemy, acts of the Owner in either its sovereign or contractual capacity, acts of another contractor in the performance of a contract with the Owner or Contractor, fires, floods, epidemics, quarantine restrictions, strikes, freight embargoes, unusually severe weather, or delays of subcontractors or suppliers at any tier arising from unforeseeable causes beyond the control and without the fault or negligence of both the Vendor and the subcontractors or suppliers; provided that, Vendor shall notify Contractor of such delay within five (5) business days from the beginning of such delay.

8.

The Vendor hereby agrees to submit or resubmit any and all shop and fabrication drawings, design and performance data, certificates, tests, samples, templates, operation and/or maintenance manuals, schedules, color selections and descriptive product data promptly and as required by the Contract Documents, all in sufficient quantity as to adequately provide for the needs of all interested parties. Approval of any of the foregoing by WARRIOR GROUP, Contractor or the Owner shall not alter the requirements of the Contract Documents for quality, quantity, finish, dimension, design and configuration, except to the extent specifically noted by Vendor and approved by the Owner or Owner’s authorized agent; nor shall such approval constitute acceptance by WARRIOR GROUP of any method, material or equipment not ultimately acceptable to the Owner or Owners authorized agent; nor shall such approval, or the lack thereof, relieve the Vendor of any of its responsibilities to WARRIOR GROUP pursuant to this Agreement. The Vendor further agrees that the cost of all designs, drawings, tests, samples, templates and mock-ups required pursuant to this Agreement, together with field measurements, sampling and shipping or delivery expense connected with any of the foregoing, is included in the price of this Agreement as may be changed from time to time by change orders. The Vendor hereby agrees that the entire cost of altering, reworking, and refinishing any manufactured or fabricated items not conforming to approved designs, drawings, templates or samples shall be borne by the Vendor, but only to the extent they fail to conform.

9.

Any proposed substitution of materials, equipment, or methods of fabrication for those shown or specified in the Contract Documents shall be approved in writing by the Owner or Owner’s authorized agent, WARRIOR GROUP and Contractor if such substitution is proposed subsequent to bidding. If any such substitution involves changes in the work of WARRIOR GROUP or others, and such change has not been brought to WARRIOR GROUP’S attention, in writing, prior to the date of this Agreement, the cost of any such change shall be borne by the party making the substitution.

10.

WARRIOR GROUP shall have the right, and such right is acknowledged, to withhold a fair and equitable amount from any payment due hereunder pending satisfactory settlement of any claims against the Project or against WARRIOR GROUP by third parties for amounts allegedly due from Vendor relating to this Agreement, or for disputes involving the Vendor and other vendors or subcontractors, specificallly relating to this Agreement, wherein WARRIOR GROUP is directly or indirectly an interested party. It is further agreed that WARRIOR GROUP may withhold a fair and equitable amount from any payment due hereunder pending satisfactory settlement of any charges, expenses or costs incurred as a result of failure of the Goods and Services provided pursuant to this Agreement to fully meet the requirements of the Contract Documents. It is further agreed that WARRIOR GROUP may withhold payment if Vendor shall fail to honor any representations or warranties, express or implied, as to the materials furnished under this Agreement or any other agreement between Vendor and WARRIOR GROUP. WARRIOR GROUP may issue any portion of the payments due hereunder by the means of a check made payable to the joint order of Vendor and such of Vendors workmen, material men, suppliers, or vendors who may have lien rights, stop notice rights, or rights against any bond posted by WARRIOR GROUP with respect to the Project . Notwithstanding any language to the contrary, this provision may not be enforced against the Vendor when the reason for the lien, claim or cause of action results from the failure to pay by Owner or Contractor of sums otherwise due and owing to Vendor under the terms of this Agreement. Vendor agrees to indemnify and defend WARRIOR GROUP from any and all lien claims, stop notices, and/or bond claims arising from Vendor’s performance under this Agreement.

11.

Vendor agrees to furnish a full lien waiver and release as a condition of final payment, and further agrees to furnish partial lien waivers and releases, upon the request and at the option of WARRIOR GROUP, all such releases shall be conditional on payment. All costs of defending the Owner, the Contractor or WARRIOR GROUP against claims, including mechanics liens, asserted or filed against them by creditors of the Vendor shall be deducted from monies otherwise due, provided that a sufficient balance to cover such costs remains unpaid at the time notification of the claims is received. If the full amount of this Agreement has been paid, or if the balance due is not sufficient to offset such costs, the Vendor agrees to reimburse WARRIOR GROUP for any and all expenses arising from the claim or claims, including reasonable attorney’s fees and costs.  Notwithstanding any language to the contrary, this provision may not be enforced against the Vendor when the reason for the lien, claim or cause of action results from the failure to pay by Owner or Contractor of sums otherwise due and owing to Vendor under the terms of this Agreement.

12.

Vendor agrees to furnish a good and sufficient Supply Bond with a Surety and on a form acceptable to WARRIOR GROUP within fifteen (15) days following receipt and execution of this Agreement. Vendor further agrees, in the event said Supply Bond is not called for on the face of this Agreement and is not an original condition of this Agreement, to obtain and furnish such Supply Bond covering the remainder of its obligations hereunder at any time during the life of this Agreement upon seven (7) days written request by WARRIOR GROUP. Unless otherwise stipulated, the premium cost of such Supply Bond shall be borne by Vendor.

13.

It is agreed that the Vendor shall not assign or sublet this Agreement or any part hereof, including payments hereunder without first obtaining the written consent of WARRIOR GROUP. Unless specifically waived in writing by WARRIOR GROUP, WARRIOR GROUP shall have a prior claim and offset right against payments due or to become due under this Agreement between the parties in the event Vendor fails to comply or shall become disabled from complying with the terms of this Agreement between the parties. In the event any claim or claims are asserted against WARRIOR GROUP by parties supplying material or services to the Vendor for use under this Agreement between the parties and such claims arise from Vendor’s failure to pay or other breach of agreement with such suppliers, it is agreed that WARRIOR GROUP may set off and apply the proceeds due or to become due hereunder to satisfy such claims.

14.

In receiving payment hereunder, Vendor agrees to apply such payment only against this order and only against the account of WARRIOR GROUP on or for this Project, unless written consent of WARRIOR GROUP shall first have been obtained for application of payments hereunder against some other account.

15.

Vendor hereby agrees, at the option and request of WARRIOR GROUP, to submit any billing for partial or “progress” payment on a form and with certification as supplied and required by WARRIOR GROUP.

16.

If the terms of this Agreement provide for the purchase of materials on a unit price basis, the unit of measure for payment shall be one for which certified verification of weights or quantities can be furnished at the time of delivery. Otherwise, Vendor agrees that WARRIOR GROUP is without means of ascertaining the accuracy of volumetric or other units of measure at the point and time of load delivery, and agrees that receipt of load tickets by WARRIOR GROUP representative at the point of delivery does not constitute acceptance of Vendors quantities for payment purposes. In the event the parties fail to agree on the actual quantities delivered, WARRIOR GROUP shall have the right to measure quantities of work in place and make final settlement on the basis of such measurement.

17.

Insurance:  Vendor agrees all operations performed at the project site involving delivery, unloading and servicing of the goods to be supplied hereunder shall be covered by at least the minimum statutory required worker’s compensation insurance (which shall include a waiver of subrogation in favor of WARRIOR GROUP) and by broad form Commercial General Liability insurance policy with coverage limits on at least $2,000,000.00 per occurrence and $2,000,000.00 aggregate.  WARRIOR GROUP shall be named as an additional insured under the Commercial General Liability insurance policy, which coverage shall be primary to any insurance carried by WARRIOR GROUP.  Vendor also shall maintain automobile liability insurance coverage with minimum limits of $1,000,000.00 per occurrence and $1,000,000.00 aggregate for all owned and rented vehicles employed by Vendor at the Project site.  Vendor will include a broad form vendor’s endorsement on Certificate of Liability.

18.

To the extent any dispute or controversy relating to this Agreement arises, in whole or in part, from the acts or omissions of the Owner and/or Contractor, such dispute shall be resolved pursuant to the dispute resolution provisions of the prime contract between Contractor and Owner or those provisions in the Contract between WARRIOR GROUP and Contractor, respectively, and the Vendor’s recovery in connection with such dispute shall be limited to the amount recovered from the Owner and/or the Contractor with respect to Vendor’s interest in the dispute. Any dispute between WARRIOR GROUP and Vendor not arising from or relating to the acts or omissions of the Owner shall be resolved through arbitration in Dallas, Dallas County, Texas, with the American Arbitration Association under the Construction Industry Rules and shall be governed by the laws of the state of Texas.  The Vendor and WARRIOR GROUP agree to mediate their disputes in Dallas, Dallas County, Texas, under the American Arbitration Association Construction Industry Rules as a condition precedent to Arbitration

19.

Warranty: For a period of one (1) year from the date of occupancy, The Vendor warrants and guarantees the goods and services to be supplied pursuant to this Agreement, as required by the Contract Documents unless otherwise stated,  and agrees to make good, at its own expense, any material defect in materials or workmanship which may occur or develop prior to WARRIOR GROUP’s release from responsibility to the Contractor therefore under the Contract Documents or applicable law. Unless otherwise specified in the Contract Documents, such warranty obligations shall commence on the date of Substantial Completion as determined by the Contract Documents.

20.

This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supercedes all prior or concurrent oral or written discussions or agreements related thereto.  This Agreement may only be modified in writing executed by the parties hereto.

21.

INDEMNIFICATION:

(A).

THE VENDOR AND WARRIOR GROUP (INDIVIDUALLY, THE “INDEMNIFYING PARTY”, OR COLLECTIVELY, THE “PARTIES”) EXPRESSLY AGREE TO INDEMNIFY, DEFEND (WITH COUNSEL OF THE INDEMNIFYING PARTY’S CHOICE) AND HOLD HARMLESS THE OTHER, CONTRACTOR, OWNER AND THE OWNER’S AUTHORIZED AGENT (COLLECTIVELY, THE “INDEMNITEES”) FROM AND AGAINST ANY AND ALL LIABILITY, CLAIMS, LOSSES, DAMAGES, CAUSES OF ACTION, COSTS AND EXPENSES, ARISING FROM THE WORK PERFORMED BY THE THE INDEMNIFYING PARTY AND ONLY TO THE EXTENT CAUSED BY THE NEGLIGENT ACT OR OMISSION OF THE THE INDEMNIFYING PARTY.  THE CLAIMS TO WHICH THIS INDEMNITY OBLIGATION APPLY SHALL BE LIMITED TO CLAIMS FOR PERSONAL INJURY OR DEATH TO ANY PERSON OR PERSONS (INCLUDING BUT NOT LIMITED TO OFFICERS, AGENTS AND EMPLOYEES OF THE PARTIES, CONTRACTOR, OWNER OR LOWER-TIER VENDORS TO VENDOR) AND PROPERTY DAMAGE (OTHER THAN TO THE INDEMNIFYING PARTY’S WORK ITSELF) ARISING FROM WORK PERFORMED BY THE INDEMNIFYING PARTY.  THIS INDEMNITY IS NOT INTENDED TO EXTEND TO ANY CLAIM ARISING FROM THE NEGLIGENCE OF THE ARCHITECT OR ENGINEER RELATING TO OR ARISING FROM THE DESIGN AND/OR ENGINEERING FOR THE PROJECT.

(B).

THE INDEMNIFYING PARTY’S’ OBLIGATIONS TO THE INDEMNITEES UNDER PART (A) OF THIS ARTICLE INCLUDE INDEMNIFICATION AGAINST CLAIMS, SUITS AND CAUSES OF ACTION (AS DEFINED AND LIMITED IN PART (A)) BROUGHT BY EMPLOYEES OR AGENTS OF THE INDEMNIFYING PARTY OR ITS LOWER-TIER VENDORS AS A RESULT OF AN UNSAFE PLACE TO WORK, FAILURE TO PROPERLY SUPERVISE, OR SUCH SIMILAR TYPES OF COMPLAINTS.  THE INDEMNIFYING PARTY, ITS LOWER-TIER SUBCONTRACTORS AND VENDORS SHALL NOT RAISE THE IMMUNITY OF WORKERS’ COMPENSATION ACTS OR SIMILAR LAWS AS A DEFENSE TO THE OBLIGATIONS ASSUMED HEREUNDER WITH RESPECT TO ACTIONS BROUGHT BY THEIR OWN EMPLOYEES AGAINST THE INDEMNITEES.

(C).

THE INDEMNIFYYING PARTY SHALL PAY ALL REASONABLE EXPENSES AND ATTORNEYS’ FEES INCURRED BY THE INDEMNITEES IN THE ENFORCEMENT OF THIS ARTICLE.

(D).

INTENTIONALLY OMITTED.

(E).

THE DEFENSE AND INDEMNITY OBLIGATIONS STATED ABOVE SHALL EXTEND TO AND BE EXPRESSLY FOR THE BENEFIT OF EACH OF THE INDEMNITEES, REGARDLESS OF WHETHER ANY OF THE INDEMNITEES ARE EITHER PARTIALLY NEGLIGENT OR AT FAULT.  NOTWITHSTANDING THE FOREGOING, AND PURSUANT TO COLO. REV. STAT. § 13-21-111.5, THE INDEMNIFYING PARTY SHALL ONLY BE OBLIGATED TO DEFEND AND INDEMNIFY THE INDEMNITEES TO THE EXTENT THAT SUCH LIABILITIES ARE CAUSED BY THE NEGLIGENCE OR FAULT OF INDEMNIFYING PARTY, ITS SUB-VENDORS OR VENDORS OF ANY TIER, THE AGENTS OR EMPLOYEES OF ANY OF THEM, OR ANY OTHER PERSON OR ENTITY FOR WHOM THEY MAY BE LEGALLY LIABLE.  NOTHING CONTAINED IN THIS ARTICLE SHALL REQUIRE INDEMNIFYING PARTY TO DEFEND OR INDEMNIFY THE INDEMNITEES FOR LIABILITIES (I) IN ANY AMOUNTS THAT ARE GREATER THAN THAT REPRESENTED BY THE DEGREE OR PERCENTAGE OF NEGLIGENCE OR FAULT ATTRIBUTABLE TO THE INDEMNIFYING PARTY, ITS SUB-VENDORS OR VENDORS OF ANY TIER, THE AGENTS OR EMPLOYEES OF ANY OF THEM, OR ANY OTHER PERSON OR ENTITY FOR WHOM THEY MAY BE LEGALLY LIABLE, OR (II) TO THE EXTENT CAUSED BY THE NEGLIGENCE OR FAULT OF THE INDEMNITEES OR ANY THIRD PARTY UNDER THE CONTROL OR  SUPERVISION OF SUCH INDEMNITEES.

(F).

THE PARTIES SHALL PURCHASE, MAINTAIN AND CARRY SUCH INSURANCE AS IS NECESSARY TO FULLY UNDERWRITE EACH OF THEIR RESPECTIVE DEFENSE AND INDEMNITY OBLIGATIONS UNDER THIS ARTICLE.  NOTWITHSTANDING ANYTHING IN THIS CONTRACT TO THE CONTRARY, AND PURSUANT TO COLO. REV. STAT. § 13-21-111.5, NEITHER PARTY SHALL BE REQUIRED TO PURCHASE, MAINTAIN OR CARRY INSURANCE PROVIDING COVERAGE FOR THE INDEMNITEES AS ADDITIONAL INSUREDS FOR LIABILITIES THAT ARE NOT CAUSED BY THE NEGLIGENCE OR FAULT OF AN INDEMNIFYING PARTY.

22.

Tools and Equipment: Except to the extent expressly provided otherwise herein, the Vendor shall provide at its own expense whatever tools, machines, equipment, plant, utilities, service, storage sheds, workshops, offices, other temporary structures, and any other facilities it may deem necessary for the complete performance of all work required under this Purchase Agreement, and shall remove any such installations and thoroughly clean and restore the site and premises at the completion of the work. If the Vendor has occasion to utilize any of the facilities of WARRIOR GROUP, when and if available, Vendor shall pay an equitable portion of the cost thereof; provided, however, that WARRIOR GROUP shall bear no responsibility for any loss or damage from any cause whatsoever arising from Vendor’s use of such facilities. Authorization to utilize WARRIOR GROUUP facilities will be requested and provided in writing prior to facilities use and authorization letter is to include an estimation of proportional cost associated with facilities use.

23.

Cutting, Patching and Coordination: The Vendor shall obtain WARRIOR GROUP’S approval for and do any cutting, patching and blocking necessary to complete Vendor’s work hereunder, and such work shall be performed to the same standards and shall match any related work in accordance with the Contract Documents. The Vendor further agrees to cooperate with WARRIOR GROUP and other subcontractors or Vendors whose work might interfere with the Vendor’s work and prepare sketches and drawings as directed, and/or to participate in the preparation of coordination drawings in areas of congestion, specifically noting and advising WARRIOR GROUP of any possible interference by other trades with the performance of Vendor’s work.

24.

Clean-up: Vendor agrees to keep the premises clean at all times and to remove from the site all rubbish, debris, packing materials, scrap and waste materials resulting from its work under this Purchase Agreement within twenty-four (24) hours after receipt from WARRIOR GROUP of written notice to do so. Vendor shall not dispose of any hazardous materials in dumpsters supplied by WARRIOR GROUP. Vendor shall handle and dispose of hazardous materials utilized by Vendor in connection with its work in accordance with applicable law and regulations, and the requirements of the Hazardous Materials and Waste Site-Specific Contingency Plan issued by WARRIOR GROUP for the Project. Vendor further agrees to clean and remove, to the satisfaction of WARRIOR GROUP, all dirt, grease, marks, stains or other imperfectionsfrom all finished work and property throughout the Project resulting from the execution of the work required under this Purchase Agreement. The Vendor shall properly cover and protect the work of others from damage or soiling arising from the performance of the work required under this Purchase Agreement, and Vendor shall promptly clean, restore, replace, or pay for the replacement of any such work damaged or soiled in the performance of its own work. If the Vendor refuses or fails, in the manner and time aforesaid, to promptly perform such cleaning and/or repairs as directed by WARRIOR GROUP, WARRIOR GROUP shall have the right to proceed with such cleaning and/or repair, and Vendor, on demand therefore, shall repay to WARRIOR GROUP the actual cost of such work plus a reasonable percentage to cover WARRIOR GROUP’s supervision, insurance, tax and overhead; or at the option of WARRIOR GROUP, the aforesaid charges may be accumulated and deducted from monies otherwise due the Vendor under the Purchase Agreement.

25.

Changes: Vendor acknowledges that the Owner has the right under the Contract to make changes in the general scope of the Contract, either in writing or orally.  WARRIOR GROUP agrees to promptly give Vendor verbal notification, followed by written notice of any such change to the scope of the Contract affecting Vendor's work hereunder within five (5) days of any corresponding verbal order.  In the event such changes cause an increase or decrease in the Vendor’s cost of, or the time required for, the performance of any part of the work under this Agreement, equitable adjustments shall be made accordingly to this Agreement in writing.  Vendor shall give WARRIOR GROUP a written claim for any equitable change to the price to be paid by  WARRIOR GROUP hereunder, or to the time needed to perform the work hereunder, necessitated by such change in scope as soon as practicable but no later than five (5)  days after Vendor's receipt of  WARRIOR GROUP’S notice.  WARRIOR GROUP agrees to timely take all action required under the Contract, including without limitation under FAR 52.243-4, to secure change order status for any change in scope for which Vendor submits a claim for equitable adjustment and to submit such claim for equitable adjustment to Owner.  In the event Owner or WARRIOR GROUP does not accept Vendor's claim for equitable adjustment, WARRIOR GROUP and Vendor shall negotiate in good faith to reach mutually satisfactory terms for an adjustment to the price paid by WARRIOR GROUP hereunder, or the time required to perform the work hereunder (as applicable) and such agreement shall be a condition to the completion by Vendor of any change in the work performed hereunder.

26.

Protection of Work: It is understood and agreed the work provided for in this Purchase Agreement constitutes only a part of the work being performed on this Project by WARRIOR GROUP and other vendors and subcontractors. The Vendor therefore agrees to perform the work called for in this Agreement in such a manner that will not injure or damage any other work performed by WARRIOR GROUP or any other subcontractor or vendor, and Vendor further agrees as follows:

(a) To furnish continuous and effective protection at all times for its own work-in-place and all materials stored for use under this Purchase Agreement, and to bear and be solely liable for all loss and/or damage of any kind to said work and materials occurring at any time prior to the final completion and acceptance thereof, except to the extent that  said loss or damage is caused by the sole negligence of WARRIOR GROUP;

(b) To pay or reimburse WARRIOR GROUP on account of any damage or injury to the work or property of WARRIOR GROUP, the Owner, the Contractor and other subcontractors and or vendors caused by or arising from the performance of Vendor’s work as provided in this Purchase Agreement, including the cost of replacing, repairing, refinishing or restoring any work damaged, removed or displaced in the course of correcting or repairing work or replacing materials hereunder which are rejected by the Owner or the Owner's Authorized Agent or which are deemed to be at variance with the requirements of this Purchase Agreement;

(c) That unresolved claims resulting from glass breakage, damage to finished surfaces, permanent fixtures or equipment, and such other related occurrences wherein the identity of the responsible party is unknown or undetermined, and for which no insurance settlement may be had, may, upon completion of the Project and at WARRIOR GROUP’S option, be fairly and equitably prorated for assessment to WARRIOR GROUP’s account and/or to the accounts of those subcontractors or vendors who, in the determination of WARRIOR GROUP, were engaged on the work in a manner and at a time or times from which contributory involvement may reasonably be inferred; and the Vendor further agrees that WARRIOR GROUP’s decisions or determination in such proration shall be final and conclusive.

27.

Payroll and Employment Compliance:

(a) Vendor shall comply with all requirements of the Contract Documents pertaining to payroll reports, payroll affidavits, payment of prevailing wages, benefits and contributions, anti-kickback clauses, fair labor practices, nondiscrimination clauses, equal employment opportunity laws, orders and directives and other labor arrangement requirements insofar as such matters pertain to its work under this Agreement. Failure of Vendor to observe any of the aforesaid requirements, including the prompt submission to WARRIOR GROUP of required reports and affidavits, shall constitute cause for withholding progress payments until such requirements are met. It shall be the responsibility of the Vendor to determine its own status under the various regulatory acts relating to employment, and nothing in this Agreement shall serve to make WARRIOR GROUP liable for any errors or acts of Vendor with respect thereto. The Vendor agrees to consult with WARRIOR GROUP in all matters pertaining to craft work assignments wherein such assignments might reasonably result in controversy or craft jurisdictional disputes.

(b) Vendor hereby agrees that if any portion of its work under this Purchase Agreement is further subcontracted such lower-tier subcontractor or vendor shall comply with, observe and be bound by the terms and provisions of this Article, and Vendor further agrees to incorporate the terms and provisions of this Article in any lower-tier Subcontract or Agreements.

28.

Permits, Licenses and Applicable Law: Vendor shall obtain and pay for all permits, licenses and official inspections made necessary by its work. Vendor shall comply with all laws, ordinances and regulations applicable in any way to the work required under this Agreement.

29.

Independent Contractor Status: The Vendor certifies that it is, or that prior to the commencement of work under this Purchase Agreement it will become an "independent contractor" and "employing unit" subject, as an employer, to all applicable laws and regulations with respect to such status. Vendor agrees to defend WARRIOR GROUP against any claim or assertion of an employer-employee relationship between WARRIOR GROUP’s  and Vendor’s workers, and to indemnify and hold  WARRIOR GROUP harmless against any expense or liability imposed upon WARRIOR GROUP by reason of a finding of such an employer-employee relationship.

30.

Personnel: The Vendor shall not employ any persons in the performance of this Agreement whose employment might be reasonably objected to in writing by WARRIOR GROUP, the Contractor or Owner. In the interest of harmonious relations and to facilitate the orderly and efficient progress of the work on this Project, the Vendor hereby agrees to promptly remove from the Project any supervisor, employee, worker or lower-tier subcontractor or vendor to whom WARRIOR GROUP reasonably objects to in writing or to whom the Owner or the Owner's Authorized Agent objects, and such person or party shall not again be employed in connection with the performance of this Purchase Agreement.  WARRIOR GROUP shall provide detailed explanations for objections to employment or dismissal of any persons in the performance of this Agreement.  The Vendor shall at all times maintain a qualified and skilled superintendent or foreman at the site of the work who shall be satisfactory to the Owner, the Owner's Authorized Agent and/or to the Contractor and WARRIOR GROUP. Such superintendent or foreman shall be duly and legally authorized to represent and act for the Vendor with respect to all matters in connection with or arising out of work under this Purchase Agreement.

31.

Safety:

(a) The Vendor shall strictly observe and comply with all applicable safety laws, rules and regulations, including applicable OSHA standards, and with the accident prevention program required under the applicable provisions of the Contract Documents and/or as directed by WARRIOR GROUP. Whenever the Contract Documents shall require any special safety, first aid, or emergency treatment facilities, it is agreed that same shall be provided by the Vendor for its own use; or that, when such alternative is made available by WARRIOR GROUP, the Vendor shall enter into a Supplementary Agreement with WARRIOR GROUP and other subcontractors or vendors for the cooperative provision thereof; and the entire cost thereof shall be prorated among the participants in proportion to the number of employees engaged on the Project each month by the respective participants. Vendor shall indemnify, hold harmless and defend WARRIOR GROUP from any citations, fines or penalties assessed to WARRIOR GROUP by the Occupational Safety and Health Administration, or any other state or local agency or authority with jurisdiction over workplace health or safety, relating to or arising from Vendor’s work performed hereunder. In the event any such citations, fines or penalties are issued to WARRIOR GROUP relating to or arising from Vendor’s work, unless WARRIOR GROUP and Vendor agree to contest the citation, fine or penalty, at Vendor's sole expense, the amount of the citation, fine or penalty shall be paid promptly by Vendor upon demand by WARRIOR GROUP and if such payment is not made promptly, WARRIOR GROUP may issue such payment and deduct the amount paid from any amounts due Vendor hereunder.

(b) Any accident arising out of Vendor’s work shall be discussed at the next WARRIOR GROUP Safety Committee meeting, to determine if the accident waspreventable and to determine the responsible party. At that meeting, an officer or owner of Vendor shall explain, in person, the cause of the accident and the actions Vendor shall take to prevent similar accidents in the future. A fine of $100 may be assessed for each calendar day Venfor fails to appear before the Safety Committee as required by this Article.

(c) Any of Vendor’s employees who are found to be in violation of  WARRIOR GROUP’s  safety rules will be subject to immediate and permanent removal from the Project. In the event Vendor has repeated safety issues on the Project, WARRIOR GROUP may, in its sole discretion, require Vendor to furnish a full-time safety engineer for the Project, at no additional cost to WARRIOR GROUP. This safety engineer shall demonstrate full and complete understanding of the safety laws, rules and regulations applicable to Vendor’s work on the Project.

(d) If Vendor’s work involves the furnishing of scaffolding for the Project, Vendor shall have a competently trained person on the Project to supervise and inspect the scaffolding during erection, usage and dismantling.

32.

Payroll Contributions: The Vendor accepts full and exclusive liability for the payment of any and all contributions, taxes or insurance of any description whatever, now or hereafter imposed by any authority, which are measured by the wages, salaries or other compensation paid to persons employed by Vendor on work performed pursuant to the terms of this Agreement. Further, Vendor agrees to and does hereby accept full and exclusive liability for the payment of any and all taxes, including personal property, sales taxes, use and excise taxes, relating to the materials, supplies, tools, machinery, equipment and plant which may be purchased, acquired, rented or used by Vendor relating to work performed under this Purchase Agreement.

33.

Insurance: See Exhibit B

34.

Equal Employment Opportunity and Anti-Harrassment Policy:

(a) The Vendor, in performing the work required by this Agreement, shall not discriminate against or harass any applicant, employee or minority or disadvantaged business because of belief, race, creed, color, religion, sex, age, national origin, physical or mental handicap or because it is a disabled veteran or Vietnam Era Veteran. Unless this Agreement is exempted by the rules, regulations or orders of the Secretary of Labor, Vendor agrees to comply with the provisions of paragraphs (1) through (7) of Part 202 of Executive Order 11246, as amended; the affirmative action for handicapped workers clause set forth in 41 CFR § 60-741.4; and the affirmative action for disabled veterans and veterans of the Vietnam era clause set forth in 41 CFR § 60-250.5, which are by reference incorporated herein. Vendor shall include the above provisions of this Article in all lower-tier subcontracts or and purchase agreements issued for work to be performed at the site under this Agreement.

(b) It is the policy of WARRIOR GROUP to provide a working environment at its sites and facilities that is free of sexual harassment and harassment, intimidation and coercion based on ethnic background, religion, gender or sexual orientation. Sexual harassment includes, but is not limited to, unwanted advances with sexual overtones, statements regarding permissiveness or the sexual reputation of an individual, and intimidation or coercion. Vendor shall comply with this policy in the performance of the Vendor’s work. Vendor shall fully investigate any reported violations of this policy involving employees of Vendor or any lower-tier subcontractor or supplier to Vendor and report the results of such investigation  WARRIOR GROUP. Any offensive materials, including offensive hard hat stickers, shall be removed from the Project immediately upon notice to Vendor. Any personnel who are found to have violated this policy shall be removed by Vendor from the Project at the direction of WARRIOR GROUP.

35.

SUBMITTALS:

(a) The Vendor agrees to submit all shop or fabrication drawings, design and performance data, tests, samples, templates, and operation and/or maintenance manuals required in connection with the performance of this Purchase Agreement and/or required by the Contract Documents for the performance of the Vendor’s work; together with any and all other necessary data related to the materials, methods, and equipment used or proposed for use in the performance of this Purchase Agreement promptly and/or as directed by WARRIOR GROUP, and in sufficient number to provide adequate information to all parties requiring same. Approval of any of the foregoing by WARRIOR GROUP, the Owner or the Owner's Authorized Agent shall under no circumstances alter the requirements of the Contract Documents for quality, quantity, finishes, dimension, design or configuration except to the extent specifically noted and approved on such submittals; nor shall such approval constitute acceptance by WARRIOR GROUP of any method, material or equipment not ultimately acceptable to the Owner or the Owner's Authorized Agent. Vendor shall prepare and maintain a complete set of “as-built” drawings for its work, which shall be submitted to WARRIOR GROUP as a condition to receipt of monthly and final payments.

(b) The Vendor agrees the cost of all designs, drawings, tests, samples, templates and mock-ups required to be provided by the Vendor hereunder, together with field measuring, layout, sampling and shipping or delivery expense connected with any of the foregoing, is included in the amount of this Purchase Agreeement, except WARRIOR GROUP agrees to furnish, upon request, starting field coordinates to allow Vendor to perform the layout of its work. The Vendor agrees the entire cost of altering, reworking and refinishing any manufactured or fabricated items supplied by Vendor not conforming to approved designs, drawings, templates or samples shall be borne by the Vendor.

(c) The Vendor hereby assigns to WARRIOR GROUP all copyrights to submitted shop or fabrication drawings, design and performance data, tests, samples, templates, and operation and/or maintenance manuals required in connection with the performance of this Purchase Agreement and/or required by the Contract Documents for the performance of the Vendor’s work; together with any and all other necessary data related to the materials, methods, and equipment used or proposed for use in the performance of this Purchase Agreement. Among those documents are certain “Instruments of Service,” including shop or fabrication drawings, design and performance data, tests, samples, templates and operation and/or maintenance manuals. WARRIOR GROUP, in turn, hereby grants to the Vendor a nonexclusive license to reproduce the documents for purposes relating directly to the Vendor’s performance of the work under this Purchase Agreement.

Exhibits to this aagreement are A, B, C, D, E, F and G

IN CONSIDERATION WHEREOF, WARRIOR GROUP AGREES TO PAY THE VENDOR THE SUM OF: Eighteen Million Four Hundred Twenty Seven Thousand Dollars ($18,427,000.00), AND TO MAKE SUCH PAYMENT ACCORDING TO THE TERMS HEREOF OR AS OTHERWISE MAY BE AGREED BETWEEN THE PARTIES.  IN WITNESS WHEREOF, THIS AGREEMENT SHALL BE EFFECTIVE AS OF THE ____ DAY OF ____________ AT DESOTO, TEXAS.

Vendor: : All American Building Systems, LLC	The Warrior Group, Inc
By: /s/Rick Bedell 1/14/08	By: /s/Gail Warrior Lawrence
Name: Rick Bedell	Name: Gail Warrior Lawrence
Title: President	Title: President & CEO
Legal Address:

Exhibit A

Scope of Work

Buildings 2 and 1

All fabricated structures/modular apartment unit design-assist services and construction work as required per the U.S. Army Corps of Engineers, Omaha District Request for Proposal Solicitation No. W9128F-07-R-0004 through Amendment 14; Hensel Phelps Phase 2 Response to the RFP dated March 15, 2007, and associated clarifications; Job Information and Policy Brochure dated August 20, 2007; plans, specifications and narratives as prepared by the Architect in Design Packages #1, #2, #3 and #4; Attachment F – Initial CPM Schedule dated December 7, 2007; Attachment G – BCT-H Barracks Coordination Matrix for buildings 2 and 1; with the following being the only exceptions:

1.

Concrete foundations, including the treated wood sill plate (2x wood materials fastened to concrete foundation), and embeds (by Contractor)

2.

Embedded foundation anchor strapping (by Contractor)

3.

Crawlspace ventilation grills, including on site labor associated with preparation and/or finish out of the areas (by Contractor)

4.

Any utility mains serving modular buildings. (by Spaccamonti, RK Mechanical, and Northern Electric)

5.

Final connection of water, waste, vent, communications and electricity to modular buildings (by RK Mechanical and Northern Electric)

6.

Final connections of the waste system (located below the floor deck and above the bottom of the 1st story floor joist) and the vent system (located below the 4th story temporary roof sheathing) (by RK Mechanical)

7.

Termination associated with the thermostat and DDC controller (by RK Mechanical)

8.

HVAC system – boilers, chillers, refrigerant mains, glycol, starters, motors, test and balance, controllers, T-stats, sensors, and/or equipment associated with the DDC or BAS systems (by RK Mechanical)

9.

Furnish and install control wiring between the thermostat and the fan coil unit room for connection (by RK Mechanical)

10.

HVAC and water test and balance (by RK Mechanical)

11.

Supply and installation of 120V non addressable smoke/heat detectors in the modular units (by Northern Electric)

12.

Lightning protection system, including rough-in conduit (by Northern Electric)

13.

Voice/Data/CATV wire and terminations within the modular units (by Northern Electric)

14.

Electrical feeder cable to subpanel in modular units. (by Northern Electric)

15.

Final connection to permanent power (by Northern Electric)

16.

Design of the fire protection system within the modular units (by WSFP)

17.

Connection of the hallway corridor fire sprinkler stubs at each modular unit to the sprinkler main (by WSFP)

18.

Final sprinkler testing (by WSFP)

19.

Providing or installing exterior finishes including brick, final roof assemblies, downspouts, fascia, etc. (by Masonry Subcontractor and Roofing Subcontractor)

20.

Final cleaning (by future Bid Package)

21.

Final waxing of VCT floor (by future Bid Package)

22.

Signage (by future Bid Package)

23.

Fire extinguisher devices (by future Bid Package)

24.

Sanitary sewer cleanouts (by RK Mechanical)

25.

All exterior mounted equipment and accessories (by RK Mechanical, Northern Electric)

26.

All engineering of mechanical, electrical or plumbing (by HSMM)

27.

Reasonable repairs of ground or grade due to trailer staging, relocation or delivery of modular units (by Contractor)

28.

Final keying (by Contractor)

29.

Installation of corridor ceiling grid and tile (by The Warrior Group Subcontract 3007101-xxxxxxx)

30.

Refer to Attachment G – BCT-H Barracks Coordination Matrix for further exclusions

Your attention is specifically called to the following items, which are included in this Purchase Agreement, but without limiting the scope of work as provided above:

1.

It is the intent to provide complete design-assist services for the modular buildings system, whether expressly shown on the documents or not and as developed through design team meetings. It is the responsibility of this Vendor to review all sections of the documents to ensure complete coordination between this scope and other trades. All materials and equipment which are not specifically called out or referenced in the documents, but are required to make for a complete and totally functioning system, shall be included within the Purchase Agreement.  On the basis of general scope indicated or described, Vendor shall install all items for the proper execution and completion of the work.

2.

This is a lump-sum design assist Purchase Agreement. Vendor is responsible for the design-assist of the engineering, assembly, fitout/finish of the modular buildings as required. All design-assist services are included within this Purchase Agreement. The Subcontractor will be responsible for all information contained within the Request for Proposal (RFP referenced in section B above) as well as the final Construction Documents as they pertain to the scope included within this agreement. It will be the Subcontractor’s responsibility to consider all work required by the RFP along with all work which is customarily provided in a complete and finished work of this kind. Any alterations, adjustments, or modifications which are foreseeable or encountered in providing and installing equipment, material and services of the kind required from the RFP for the work included in this agreement will be performed without additional compensation.

3.

This Purchase Agreement agreement, shall provide for a complete furnished and installed apartment modular unit. Any materials not specifically identified but required for a complete installation are included in this Purchase Agreement.

4.

It is expressly understood that this Subcontractor is required to become an active and integral participant in the project team. The expectations synonymous with "Team" cannot be over emphasized. Additional requirements unique to this agreement will include:

  Technical assistance in developing with the Contractor the overall project CPM schedule.

  Participating in establishing your prospective transmittal and delivery schedules.

  Participate in Hensel Phelps coordination among all disciplines of work, but most specifically that of mechanical and electrical.

5.

Preconstruction services are an important part of this Purchase Agreement and include estimating, scheduling, value analysis, life cycle costing, and long lead analysis. In addition, it is the responsibility of the Subcontractor throughout design and construction to monitor any potential scope changes and notify the Contractor in a timely manner. As part of this effort you shall:

a.

Immediately define, alert and provide the Contractor with pricing for all potential changes (adds and deducts) in the scope as they are identified.

b.

Provide a current log of any and all potential scope changes. This information shall be incorporated into a financial status report that will be used monthly throughout the design and construction phases.

6.

Subcontractor shall participate in the coordination of the design engineering and construction of the system's requirements with the architectural/structural design. In no event will a change order be issued for an incomplete system and/or for scope changes that are the sole responsibility of Vendor’s failure to adequately coordinate with other necessary parties.

7.

The Project will have an outside commissioning agent to monitor commissioning progress. Performance of the commissioning effort for your scope of work will be required in order to complete testing, adjusting, balancing and verification of systems prior to the commissioning agent‘s and authority having jurisdiction's commissioning process checkout. The commissioning requirements will be as follows:

  Assign a MEP Start-up/Commissioning coordinator for this project. This person will be a point of contact for the commissioning process and will be a member of the commissioning team and will have full knowledge of the electrical and automatic control function of each system.

  The start-up coordinator shall provide the manufacturer’s detailed start-up procedures (forms) for all equipment supplied under this Purchase Agreement.

  The coordinator will participate with the Contractor’s development of a start-up and commissioning schedule for pre-start-up, start-up, special system point to point validation, system validation, interface with the fire alarm/smoke control sequence of operation, and Owner/Architect acceptance.

  The coordinator shall include as part of this Purchase Agreement the manpower, equipment, tools, etc. necessary to witness proper operation, as defined by the manufacturer, of equipment supplied under this Purchase Agreement.

  The MEP Start-up/Commissioning coordinator shall be responsible for maintaining documentation of all testing requirements, start-up and commissioning forms, maintenance forms and lubrication charts and any activities related to the operation of the equipment supplied under this Purchase Agreement prior to final acceptance by the Owner. The coordinator shall provide six copies of all documentation for substantial completion for the Owner.

  Before testing, adjusting, calibration and balancing, the start-up coordinator shall confirm, in writing to the Contractor, the following:

1.

All equipment, components and system have been set and pre-function testing complete, started-up, and adjusted.

2.

All electric power connections, disconnects, fuses, circuit breakers, etc. are properly sized and installed.

  Provide electrical matrix for each equipment item showing the location, the electrical power requirements, and motor horsepower. The electrical equipment matrix will be used as a scheduling tool in respect to commissioning events and vendor involvement.

8.

Vendor shall perform in plant & on-site inspection of all systems included in this agreement. Vendor shall ensure that all mechanical, plumbing and electrical submittals, tests, data, and all corresponding documentation are in accordance with the Contact Documents. All testing and documentation shall be provided to Contractor’s Commissioning Agent, TestMarcx. Where possible tests shall be conducted in the factory.

9.

Vendor is responsible to be present and to participate during the test and balancing and commissioning processes.

10.

Vendor shall provide Quality Control in the factories and shall be IBC compliant. Vendor is responsible for all documentation to demonstrate IBC compliance.

11.

Intentionally left blank

12.

All components (mechanical, electrical, plumbing, & fire protection) shall be factory tested, where reasonably practical.

13.

Vendor shall provide all the required structural design required for the modular boxes, including all the progressive collapse design stamped by a Professional Engineer licensed in the state of Colorado.

14.

Fabrication of modules includes, but is not limited to, the following:

a.

Provide full-time factory Quality Control Inspectors, who may be a supervisor with other duties.

b.

Provide full-time factory supervision.

c.

Intentionally left blank

d.

Provide all apartment interior electrical and mechanical mate line connections.

e.

Vendor shall coordinate with RK Mechanical, Northern Electric and WSFP for location, sizing (as coordinated with HSMM), routing, and other pertinent information related to other vendors’ scopes.

f.

Provide a complete in-wall sanitary sewer waste and vent system. Vendor is responsible for stubbing the waste system below the 1st story floor deck and the vent system above the 4th story ceiling. Vendor shall clearly mark penetration locations.

g.

Vendor shall provide the continuous make-up air and exhaust air duct between the first floor and below the 4th story modular roof sheathing as designed by HSMM.

h.

For the modular apartment units sprinkler system, Vendor shall run all piping above the apartment module ceiling. All pipe and installation shall be in accordance with design as provided by the Contractor. All piping and sprinkler heads provided and installed by this Vendor shall be tested to be free from leaks prior to WSFP making the final connections.

i.

Vendor shall install the HVAC system, including disconnects, for the modular apartment units, including the hydronic piping, insulation, and valves and strainers integral to the FCUs provided under this Purchase Agreement. The only exception is the DDC controls and thermostat. Vendor shall provide a loose low voltage wire from thermostat/DDC controller to fan coil closet and rough-in for thermostat/DDC controller, including a ¾” conduit from the thermostat/DDC controller location to the corridor. Vendor shall furnish and install complete electrical power for the fan coil units.

j.

Finish interior mate line at floors and walls, including the corridor mate lines in such a way as to provide/maintain the required fire/smoke ratings.

k.

Vendor shall install the empty conduit and junction boxes for the following systems in the apartment module: Fire Alarm/Mass Notification system, communications (voice and data) system, CATV system and DDC controls. All conduit stubs will be stubbed to the corridor ceiling with bushings. The junction box will be an open junction box without the cover plate.

l.

Vendor shall include convenience outlets at corridor. Outlets will be provided and wired to surface mounted junction boxes on the corridor sub-ceiling.

m.

Vendor shall provide all necessary materials and hardware required for structural field connections.

n.

Card access readers, locks, and hardware per the RFP with necessary programmers, software, etc.

o.

All factory and field installations provided and/or designed by this Vendor must be RFP & IBC compliant.

p.

Furnish and install vertical field connections for domestic hot & cold water & hydronic water risers, per the contract documents.

15.

Intentionally left blank

16.

All fabrication shall be compliant with the contract documents.

17.

The Vendor shall shim and level all equipment furnished and installed under this Purchase Agreement as necessary.

18.

Vendor will furnish and install all disconnects as required for all equipment supplied under this Purchase Agreement.

19.

Vendor shall provide all wiring from the electrical panel in the living unit to all devices.

20.

Vendor shall provide 120V wiring between the living unit 120V non-addressable smoke detectors.

21.

Lighting shall include emergency light with battery backup on one light only in each kitchen.

22.

Vendor shall provide semi-recessed fire extinguisher cabinets in the corridors at a spacing and frequency compliant with the contract documents.

23.

Vendor will install all corridor finishes within the modular units (reference exclusion #29).

24.

Vendor shall provide a keyless entry system consisting of Onity HT 24 on apartment entry doors and bedroom entry doors including programmers, encoders, software and 6624 card keys. (RFP required 3 keys per interior door)

25.

Provide auto shut off timers for the two burner cook tops.

26.

Provide and install 2 ¾” paint grade wood base in the living units and 4” vinyl base in the corridors.

27.

Units shall be constructed to achieve a minimum STC rating of 50 between mate walls and 58 for the floor/ceiling assembly.

28.

Provide motion sensors in apartment closets (3 per apartment).

29.

Provide mockup of four modular boxes (stacked in a 2x2 configuration).

30.

Vendor shall ensure all modular units are shipped weather-tight. The temporary roofing material shall be factory-installed on the fourth story modular units. Upon delivery to the staging area, all modular units shall remain weather-tight for 90 days or until breached for installation.

31.

All temporary roof penetrations furnished and installed by the Vendor shall be installed weather-tight and leak-free.

32.

Contractor will provide a storage area for preparation and staging of modular units configured to accommodate a maximum of 60 boxes.  An additional area will be provided for the Vendor’s material and equipment, as well as an area with the Contractor’s trailer compound for a site office.

33.

Complete listing of all equipment with submittal, procurement and delivery dates for each shall be submitted to give Contractor notice when equipment and material must be ordered so design and submittal approval dates can be established.

34.

All electrical work shall comply with the appropriate codes as referenced in the contract documents.

35.

Should this Vendor be required to place a valve inside of an enclosed wall, an access door will be furnished and installed. Access for Mechanical, Electrical, and Plumbing connections will be provided by this Vendor, necessary for this Vendor’s scope of work. Upon completion of the connections by this Vendor, complete close-up and finish work shall be by this Vendor. All close up work shall be appropriate for the type of wall (fire and/or smoke).

36.

Coordination drawings will be required to interface between mechanical, plumbing, electrical, other trades, and the work of this Vendor.  This Vendor shall be an active participant in this coordination process. Vendor understands that coordination with other vendors is essential and that locations of various lines and ducts must be done on a priority basis. Vendor shall perform any additional piping as may be required to route around other pipes or ducts that must be installed at specific locations as it applies to the Modular units.

37.

Vendor shall cover all openings in piping, floor drains, ductwork, conduit and any other material and/or equipment furnished and installed under this Agreement to prevent the intrusion of foreign matter in accordance with the commissioning and LEED requirements.

38.

Vendor will furnish and install any and all assemblies, hangers, supports, anchors, etc., necessary to complete the work of this Purchase Agreement.

39.

Vendor shall provide and install all firestopping and smoke sealing materials required for all fire/smoke rated penetrations including duct, piping, electrical wiring and conduit. All fire-rated penetrations shall be in accordance with the appropriate UL-rated assembly.

40.

Necessary to complete this scope of work, caulking and sealant at penetrations to maintain STC ratings at STC rated walls and ceilings is included in this Purchase Agreement.

41.

Vendor shall furnish and install all labeling, tags, identification and/or color coding of all equipment, conduit, and piping as required.

42.

Subcontractor shall provide daily clean up of all materials related to this Scope of Work.

43.

Upon completion of the modular installation, it is expected that the apartments will be left in a clean condition. Floors shall be broom swept, walls and ceilings shall be clean and free of any stains, countertops and fixtures shall be clean, and windows shall be free of all labels and stickers.

44.

Vendor shall provide modular buildings within mutually agreed upon schedule requirements.  Vendor includes all costs associated with quick shipping required equipment and material.

45.

Vendor shall furnish and install one construction and one permanent filter for each fan coil unit. It is understood that any extended warranties for running the equipment prior to final turnover and acceptance by the Owner will be the responsibility of this Vendor.

46.

Repairs of ground or grade due to negligence due to trailer staging, relocation or delivery of modular units.

47.

Vendor shall be responsible for the LEED-NCv.2.2 documentation and coordination with HSMM and the Contractor to achieve a Silver rating for items associated with this Purchase Agreement. Specific examples of participation this Vendor will utilize are: use of mechanical and electrical equipment that optimizes energy performance (EA Credit 1) as specified by HSMM, use of materials with recycled content (MR Credit 4), use of low-emitting materials (EQ Credit 4), and participation with the Contractor in Construction Waste Management (MR Credit 2).

48.

Intentionally left blank

49.

Intentionally left blank

50.

Intentionally left blank

51.

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52.

Project completion date is November 5, 2008.

53.

Payments will not be made in excess of 75% of Purchase Agreement amount unless all operation and maintenance (O&M) materials are properly submitted to the Contractor.

54.

This a pre-determined wage project. Vendors shall familiarize themselves with current wage rate standards, and shall assume reasonable wage/benefit increases over the course of the Project. Furthermore, Vendor shall be required to submit certified payroll information within seven calendar days of the most recent payroll period. Failure to do so shall result in withholding of payment until all certified payroll reports are up to date.

55.

Vendor is responsible for paying all applicable taxes. Materials that become permanently incorporated into the Project shall be tax exempt.  Materials consumed during the performance of this scope of work will incur taxes and the taxes shall be the responsibility of the Vendor.  Materials picked up inside the City of Colorado Springs are subject to City of Colorado Springs sales tax regardless of whether the materials are used inside or outside the City. Materials delivered by a Colorado Springs vendor to a location outside the City of Colorado Springs, for use outside the City, are exempt from City sales tax. Vendor is to familiarize themselves with the appropriate sales tax requirements.

56.

The Contractor will pay and provide independent testing services for soils, concrete, fireproofing, steel, and progressive collapse along with commissioning services. Any additional testing, documentation and certification, as required, shall be provided by the Vendor. Any expense for re-testing is the Vendor's expense. Excessive delays in commissioning due to construction issues or non-cooperation in the resolution of deficiencies will result in additional expense that shall be the Vendor’s responsibility as it relates to their work.

57.

Vendor shall set up, arrange, coordinate, and obtain all inspections necessary for their work as required by any authorized agency or applicable code. Arrangements for the inspection of any area, system, equipment, etc., needing testing or inspection prior to being covered up must be made by the Vendor in sufficient time to allow for inspection and to not impact the Project schedule. The Vendor shall maintain and complete an accurate record of all test and inspection reports. These records are to be available to the Contractor at any time.

58.

Vendor must purchase all Contract documents after initial set furnished by the Contractor. Documents will be available at a local blueprint company. All document reproduction is the responsibility the Vendor. Updating the documents with all addenda, modifications, and RFI's shall be the responsibility of the Vendor.

59.

Vendor shall comply with all Federal, State, and Local air contaminant requirements.

60.

Provide all necessary overtime, premium time hours, shift work, equipment, tools, material, and manpower to complete the work as scheduled. No change orders will be issued for overtime or premium time work on the Project unless prior written approval has been given by the Contractor.

61.

This is a design-build fast track project and the Vendor agrees to expedite all phases of the construction process. Submittals, fabrication, delivery dates and durations shall be coordinated to accommodate the construction schedule. Delays in providing submittals, resubmittals, fabrication and delivery will not be acceptable reasons for construction delays.

62.

The Vendor is further obligated to formally respond to any Architect, Engineer, and/or Contractor comments or questions regarding submitted change order pricing with seven calendar days of initial notification.

63.

The Contractor will provide engineering controls consisting of a benchmark elevation and two grid control lines; one parallel and one perpendicular to the building site. The Contractor will restore any monuments or benchmarks destroyed by the Vendor during the course of this work at the Vendor's expense. Vendor shall perform and provide all necessary field measurements. Corners of building foundation to be provided by the Contractor.

64.

Design, fabricate and install all mockups required per the specifications.

65.

Vendor will provide flag persons necessary for proper traffic protection and control whose work creates the need for such. Vendor whose work creates the need for such shall furnish and maintain barricades necessary for proper traffic protection and control.

66.

Intentionally left blank

67.

Intentionally left blank

68.

Vendor shall be responsible for all notes and details pertaining to their scope of work, regardless of what area of plans or specifications (architectural, civil, structural, mechanical, plumbing, electrical, etc.) the notes and/or details are found.

69.

Safety devices, railings, toe boards, and opening protection, etc., shall be the responsibility of the Vendor as it affects and is related to their work activities.

70.

Vendor is responsible for all specific power and lighting required for the Vendor's work. Construction areas will be naturally and/or electrically illuminated to the minimum intensity required by the governing authorities as measured at floor levels during the Contractor's standard shift. Vendor shall provide additional illumination requirements for the performance of this work.

71.

Intentionally left blank

72.

Vendor is responsible for furnishing, locating, and installing all block-outs, penetrations, escutcheons, sleeves, anchor bolts, etc., required in the performance of the Purchase Agreement. Failure to do so will result in the block-outs, sleeves, or anchor bolts having to be installed or relocated at the Vendor's expense.

73.

Vendor shall seal all penetrations through walls, roofs, floors, and ceiling assemblies (including fire caulking). The method of sealing penetrations must meet or exceed the drawing requirements and local building inspector (as required). All sleeves for penetrations through masonry and concrete walls, roof, and floors will be sealed in accordance with the final contract documents.

74.

Vendor will hoist, unload, store, handle, distribute, and protect all material, supplies, and equipment for its work. In the event the material is delivered and the Vendor personnel are not present, the Contractor, at their option, may unload and charge the Vendor for the cost of unloading and storing the materials, on behalf of the Vendor.

75.

Vendor shall furnish and install all access panels required to access components of your system. Failure to install necessary access panels will result in the access panels having to be installed correctly at the Vendor's expense.

76.

Vendor shall provide move-ins/mobilizations as required to complete Vendor’s scope and to comply with the Contractor’s schedule.

77.

Vendor shall provide red-line Contract documents. In addition to the red-lined Contract documents, the drawings shall include the as-built shop drawings of all systems designed or enhanced by the Vendor. As-built drawings shall be updated on a weekly basis throughout the duration of the job.

78.

The Project will be certified as a LEED-NC v.2.2 Silver project. The Vendor will perform all activities required to assist in attaining this certification. Examples of onsite activities for the LEED process are recycling of construction waste and using low VOC materials glues and adhesives. Vendors shall familiarize themselves with the Project’s LEED Points Checklist.

79.

Liquidated damages are $1,790 per day as addressed in the RFP.

80.

Contractor shall provide dumpsters and dumpster removal for all non-hazardous construction waste. Vendor is responsible for separating waste into appropriate dumpsters for recycling.

81.

Insurance policies with coverage required for this Purchase Agreement will contain an endorsement stating the following: “Any cancellation or material change in policies adversely affecting the Government’s interest shall not be effective (1) for such period prescribed by the laws of the state in which this Contract is to be performed and (2) until thirty (30) days after insurer or the Contractor gives written notice to the Contracting Officer, whichever is longer. W9128F-07-C-0010”

82.

Temporary heat & utilities necessary for construction shall be provided by the Contractor.

83.

Vertical access to building interior of 2nd, 3rd, and 4th stories shall be provided by the Contractor.

Exhibit B

Insurance

Insurance:

Vendor shall maintain liability insurance so that its indemnity obligations under this Argeement are an insured contract. Vendor will include a broad form vendor’s endorsement on Certificate of Liability.  Vendor shall provide and maintain at all times during the performance of this Agreeement the following insurance:

1.

Workers’ Compensation for protection of the Vendor’s owners, partners, and employees as required by law and Employers Liability Insurance with the following limits:

Each Accident	$1,000,000.00
Each Occupational Disease	$1,000,000.00
Occupational Disease - Aggregate	$1,000,000.00

2.

The Workers’ Compensation and Employers Liability Insurance policies of the Vendor shall contain a waiver of subrogation as to Warrior Group and any other additional insured under this Agreement. The limits of liability for this coverage shall be as required by applicable statutes.

3.

Broad Form General Liability Insurance covering bodily injury, including death, personal injury, property damage and contractual liability, including all terms set forth in this Agreement. The Broad Form General Liability policy shall provide coverage on an occurrence basis and shall include explosion, collapse, underground hazard and products/completed operations coverages.

Minimum limits of liability provided by this coverage shall be:

General Aggregate	$2,000,000.00
Products/Completed Operations Aggregate	$2,000,000.00
Personal & Advertising Injury	$2,000,000.00
Each Occurrence	$2,000,000.00
Fire Damage (any one fire)	$50,000.00
Medical Expense	$5,000.00

4.

The Vendor shall maintain the products/completed operations coverage required herein in full force and effect until the statute of limitation or statute of repose, whichever is longer, applicable to the Vendor’s work has lapsed

5.

Automobile Liability Insurance covering the use, operation and maintenance of any automobiles, trucks, trailers, or other vehicles owned hired, or non owned by Vendor providing bodily injury, including death, and property damage coverage Minimum limits of liability provided by this coverage shall be a Combined Single Limit of $2,000,000.00

6.

Physical damage property insurance for the value of all Vendor-owned and/or rented tools and equipment covering the interest of Warrior Group and including a waiver of subrogation in favor of Warrior Group in the event of loss or damage.

7.

The Vendor agrees to notify Warrior Group of any substantial claims (paid or reserved) applied against the aggregate of any of the required insurance policies.  The full aggregate general liability policy limits required above shall be available with respect to Vendor’s obligations hereunder and Vendor shall obtain a project specific aggregate limit endorsement confirming such coverage.

8.

All insurance required hereunder shall be maintained in full force and effect in a company or companies reasonably satisfactory to Warrior Group, at Vendor’s expense, including the payment of all premiums, deductibles arid self-insured retentions applicable to such policies or claims there under, and until performance in full of all obligations due hereunder, including warranty obligations.

9.

All insurance shall be subject to the requirement that Warrior Group must receive prior written notice thirty (30) days before cancellation of or failure to renew any such policy. In the event of the threatened cancellation for nonpayment of premium, Warrior Group may pay the same on behalf of the Vendor and deduct the payment from the amounts then or subsequently owing to the Vendor.

10.

Certificates of Insurance evidencing the required insurance shall he submitted on the forms furnished by Warrior Group and must be filed with Warrior Group within thirty (30) days of the date hereof unless Vendor is scheduled to begin work before then, in which case the Certificates of Insurance shall be provided no less than seven (7) days prior to the Vendor’s commencement of Work hereunder.

11.

No payment shall be considered due and owing hereunder until the required Certificates of Insurance, including proof of the existence of Workers’ Compensation have been received by Warrior Group. Failure to furnish the required insurance certificates and proof of Workers’ Compensation will be cause for cancellation of this Purhcase Agreement.

12.

Warrior Group and the other Indemnitees shall be named as additional insureds on the Vendor’s Broad Form General Liability insurance required by the Purchase Agreement. Unless expressly approved by Warrior Group, Vendor’s obligation to name Warrior Group and the other Indemnitees as additional insureds on the aforementioned policies can not be satisfied by the Vendor arranging for the issuance of an Prime Contractor’s and Warrior Group’s Protective liability insurance policy.

13.

All insurance provided by the Vendor hereunder shall be primary to any insurance policies held by Warrior Group or any other additional insured.

14.

It is the practice of the Prime Contractor to carry Builders Risk Insurance applicable to the Contract or, in the alternative, to participate as an additional insured in such a policy that may be furnished by the Owner.

15.

Vendor agrees to waive any and all rights of subrogation that it may have as to Warrior Group and any other additional insured under the Builder’s Risk policy on the Project to the extent of the coverage provided by the Builder’s Risk policy. Vendor shall include a similar waiver of subrogation with respect to the applicable Builder’s Risk policy in all lower-tier Agreements entered into by Vendor relating to its Work.

Exhibit C

NOTICE OF REQUIREMENT FOR AFFIRMATIVE

ACTION TO ENSURE EQUAL EMPLOYMENT

OPPORTUNITY (EXECUTIVE ORDER 11246)

1. The Offeror's or Bidder's attention is called to the "Equal Opportunity Clause" and the "Standard Federal Equal Employment Specifications" set forth herein.

2. The goals and timetables for minority and female participation expressed in percentage terms for the Contractor's aggregate workforce in each trade on all construction work in the covered area are as follows:

Participation Goals For Each Trade	MINORITY	FEMALES
	10.9%	6.9%

These goals are applicable to all the Contractor's construction work (whether or not it is Federal or federally assisted) performed in the covered area. If the contractor performs construction work in a geographical area located outside of the covered area, it shall apply the goals established for such geographical area where the work is actually performed. With regard to this second area, the contractor also is subject to the goals for both its federally involved and non-federally involved construction.

The Contractor's compliance with the Executive Order and the regulations in 41 CFR Part 60-4 shall be based on its implementation of the Equal Opportunity Clause, specific affirmative action obligations required by the specifications set forth in 41 CFR 60-4.3(a), and its efforts to meet the goals. The hours of minority and female employment and training must be substantially uniform throughout the length of the contract, and in each trade, and the contractor shall make a good faith effort to employ minorities and women evenly on each of its projects. The transfer of minority or female employees or trainees from Contractor to Contractor for from project to project for the sole purpose of meeting the Contractor's goals shall be a violation of the contract, the Executive Order and the regulations in 41 CFR Part 60-4. Compliance with the goals will be measured against the total work hours performed.

The Contractor shall provide written notification to the Director of the Office of Federal Contract Compliance Programs within 10 working days of award of any construction subcontract in excess of $10,000 at any tier for construction work under the contract resulting from this solicitation. The notification shall list the name, address and telephone number of the subcontractor, employer identification number of the subcontractor; estimated dollar amount of the subcontract; estimated starting and completion dates of the subcontract; and the geographical area in which the subcontract is to be performed. As used in this Notice, and in the contract resulting from this solicitation, the "covered area" where the contract is to be performed is: State: Colorado County: El Paso City: Colorado Springs SMSA-1720 (43 FR 49254 Oct. 20, 1978; 43 FR 51401. Nov. 3, 1978, as amended at 45 FR 65977, Oct. 3, 1980.)

Exhibit D

STANDARD FEDERAL EQUAL EMPLOYMENT OPPORTUNITY

CONSTRUCTION CONTRACT SPECIFICATIONS

(EXECUTIVE ORDER 11246)

1. As used in these specifications:

a. "Covered area, means the geographical area described in the solicitation from which this contract resulted;

b. "Director" means Director, Office of Federal Contract Compliance Programs, United States Department of Labor, or any person to whom the Director delegates authority;

c. "Employer identification number" means the Federal Social Security number used on the Employer's Quarterly Federal Tax Return, U.S. Treasury Department Form 941.

d. "Minority" includes:

(i) Black (all persons having origins in any of the Black African racial groups not of Hispanic origin);

(ii) Hispanic (all persons of Mexican, Puerto Rican, Cuban, Central or South American or other Spanish Culture or origin, regardless of race);

(iii) Asian and Pacific Islander (all persons having origins in any of the original peoples of the Far East, Southeast Asia, the Indian Subcontinent, or the Pacific Islands); and

(iv) American Indian or Alaskan Native (all persons having origins in any of the original peoples of North America and maintaining identifiable tribal affiliations through membership and participation or community identification).

2. Whenever the Contractor, or any Subcontractor at any tier, subcontracts a portion of the work involving any construction trade, it shall physically include in each subcontract in excess of $10,000 the provisions of these specifications and the Notice which contains the applicable goals for minority and female participation and which is set forth in the solicitations from which this contract resulted.

3. If the Contractor is participating (pursuant to 41 CFR 60-4.5) in a Hometown Plan approved by the U.S. Department of Labor in the covered area either individually or through an association, its affirmative action obligations on all work in the Plan area (including goals and timetables) shall be in accordance with that Plan for those trades which have unions participation in the Plan. Contractors must be able to demonstrate their participation in and compliance with the provisions of any such Hometown Plan. Each Contractor or Subcontractor participation in an approved Plan is individually required to comply with its obligations under the EEO clause, and to make a good faith effort to achieve each goal under the Plan in each trade in which it has employees. The overall good faith performance by other Contractors or Subcontractors toward a goal in an approved Plan does not excuse any covered Contractor's or Subcontractor's failure to take good faith efforts to achieve the Plan goals and timetables.

4. The Contractor shall implement the specific affirmative action standards provided in paragraphs 7 a through p of these specifications. The goals set forth in the solicitation from which this contract resulted are expressed as percentages of the total hours of employment and training of minorities and female utilization the Contractor should reasonably be able to achieve in each construction trade in which it has employees in the covered area. Covered Construction contractors performing construction work in geographical areas where they do not have a

Federal or federally assisted construction contract shall apply the minority and female goals established for the geographical area where the work is being performed. Goals are published periodically in the FEDERAL REGISTER in notice form, and such noticed may be obtained from any Office of Federal Contract Compliance Programs office or from Federal procurement contracting officers. The Contractor is expected to make substantially uniform progress in meeting its goals in each craft during the period specified. 5.Neithertheprovisionsofanycollectivebargainingagreement,northefailurebyaunionwithwhomtheContractor as a collective bargaining agreement, to refer either minorities or women shall excuse the Contractor's obligations under these specifications, Executive Order 11246, or the regulations promulgated pursuant thereto.

6. In order for the nonworking training hours of apprentices and trainees to be counted in meeting the goals, such apprentices and trainees must be employed by the Contractor during the training period, and the Contractor must have made a commitment to employ the apprentices and trainees at the completion of their training, subject to the availability of employment opportunities. Trainees must be trained pursuant to training programs approved by the U.S. Department of Labor.

7. The Contractor shall take specific affirmative actions to ensure equal employment opportunity. The evaluation of the Contractor's compliance with these specifications shall be based upon its effort to achieve maximum results from its actions. The Contractor shall document these efforts fully, and shall implement affirmative action steps at least as extensive as the following:

a. Ensure and maintain a working environment free of harassment, intimidation, and coercion at all sites, and in all facilities at which the Contractor's employees are assigned to work. The Contractor, where possible, will assign two or more women to each construction project. The Contractor shall specifically ensure that all foremen, superintendents, and other on-site supervisory personnel are aware of and carry out the Contractor's obligation to maintain such a working environment, with specific attention to minority or female individuals working at such sites or in such facilities. b. Establish and maintain a current list of minority and female recruitment sources, provide written notification to minority and female recruitment sources and to community organizations when the Contractor or its unions have employment opportunities available, and maintain a record of the organizations' responses. c. Maintain a current file of the names, addresses and telephone numbers of each minority and female off-the-street applicant and minority or female referral from a union, a recruitment source or community organization and of what action was taken with respect to each such individual. If such individual was sent to the union hiring hall for referral and was not referred back to the Contractor by the union or, if referred, not employed by the Contractor, this shall be documented in the file with the reason therefore, along with whatever additional actions the Contractor may have taken. d. Provide immediate written notification to the Director when the union or unions with which the ontractor has a collective bargaining agreement has not referred to the contractor a minority person or woman sent by the Contractor, or when the Contractor has other information that the union referral process has impeded the Contractor's efforts to meet its obligations.

e. Develop on-the-job training opportunities and/or participate in training programs for the area which expressly include minorities and women, including upgrading programs and apprenticeship and trainee programs relevant to the Contractor's employment needs, especially those programs funded or approved by the Department of Labor. The Contractor shall provide notice of these programs to the sources compiled under 7b. f. Disseminate the Contractor's EEO policy by providing notice of the policy to unions and training programs and requesting their cooperation in assisting the Contractor in meeting its EEO obligations; by including it in any policy manual and collective bargaining agreement; by publicizing it in the company newspaper, annual report, etc.; by specific review of the policy with all management personnel and with all minority and female employees at least once a year; and by posting the company EEO policy on bulletin boards accessible to all employees at each location where construction work is performed.

g. Review, at least annually, the company's EEO policy and affirmative action obligations under these specifications with all employees having any responsibility for hiring, assignment, layoff, termination or other employment decisions including specific review of these items with onsite supervisory personnel such as Superintendents, General Foremen, etc., prior to the initiation of construction work at any job site. A written record shall be made and maintained identifying the time and place of these meeting, persons attending, subject matter discussed, and disposition of the subject matter. h. Disseminate the Contractor's EEO policy externally by including it in any advertising in the news media, specifically including minority and female news media, and providing written notification to and discussing the Contractor's EEO policy with other Contractors and Subcontractors with whom the Contractor does or anticipates doing business. i. Direct its recruitment efforts, both oral and written, to minority, female and community organizations, to schools with minority and female students and to minority and female recruitment and training organizations serving the Contractor's recruitment area and employment needs. Not later than one month prior to the date for the acceptance of applications for apprenticeship or other training by any recruitment source, the Contractor shall send written notification to organizations such as the above, describing the openings, screening procedures, and tests to be used in the selection process. j. Encourage present minority and female employees to recruit other minority persons and women and, where reasonable, provide after school, summer and vacation employment to minority, and female youth both on the site and in other areas of a Contractor's work force. k. Validate all tests and other selection requirements where there is an obligation to do so under 41 CFR Part 60-3. l. Conduct, at least annually, an inventory and evaluation at least of all minority and female personnel for promotional opportunities and encourage these employees to seek or to prepare for, through appropriate training, etc., such opportunities. m. Ensure that seniority practices, job classifications, work assignments and other personnel practices, do not have a discriminatory effect by continually monitoring all personnel and employment related activities to ensure that the EEO policy and the Contractor's obligations under these specifications are being carried out. n. Ensure that all facilities and company activities are non-segregated except that separate or single-user toilet and necessary changing facilities shall be provided to assure privacy between the sexes. o. Documentation and maintain a record of all solicitations of offers for subcontracts from minority and female construction contractors and suppliers, including circulation of solicitations to minority and female contractor associations and other business associations. p. Conduct a review, at least annually, of all supervisors' adherence to and performance under the Contractor's EEO policies and affirmative action obligations.

8. Contractors are encouraged to participate in voluntary associations which assist in fulfilling one or more of their affirmative action obligations (7a through p). The efforts of a contractor association, joint contractor-union, contractor-community, or other similar group of which the contractor is a member and participant, maybe asserted as fulfilling any one or more of its obligations under 7a through p of these Specifications provided that the contractor actively participates in the group, makes every effort to assure that the group has a positive impact on the employment of minorities and women in the industry, ensures that the concrete benefits of the program are reflected in the Contractor's minority and female workforce participation, makes a good faith effort to meet its individual goals and timetable, and can provide access to documentation which demonstrates the effectiveness of actions taken on behalf of the Contractor. The obligation to comply, however, is the Contractor's and failure of such a group to fulfill an obligation shall not be a defense for the Contractor's noncompliance.

9. A single goal for minorities and a separate single goal for women have been established. The Contractor, however, is required to provide equal employment opportunity and to take affirmative action for all minority groups, both male and female, and all women, both minority and non-minority. Consequently, the Contractor may be in violation of the Executive Order if a particular group is employed in a substantially disparate manner (for example, even though the

Contractor has achieved its goals for women generally, the Contractor may be in violation of the Executive Order if a specific minority group of women is underutilized).

10. The Contractor shall not use the goals and timetables or affirmative action standards to discriminate against any person because of race, color, religion, sex, or national origin.

11. The Contractor shall not enter into any Subcontract with any person or firm debarred from

Government contracts pursuant to Executive Order 11246.

12. The Contractor shall carry out such sanctions and penalties for violation of these specifications and of the Equal Opportunity Clause, including suspension, termination and cancellation of existing subcontracts as maybe imposed or ordered pursuant to Executive Order 11246, as amended, and its implementing regulations, by the Office of Federal Contract Compliance Programs. Any Contractor who fails to carry out such sanctions and penalties shall be in violation of these specifications and Executive Order 11246, as amended.

13. The Contractor, in fulfilling its obligations under these specifications, shall implement specific affirmative action steps, at least as extensive as those standards prescribed in paragraph 7 of these specifications, so as to achieve maximum results from its efforts to ensure equal employment opportunity. If the Contractor fails to comply with the requirements of the Executive Order, the implementing regulations, or these specifications, the Director shall proceed in accordance with 41 CFR 60-4.8.

14. The Contractor shall designate a responsible official to monitor all employment related activity to ensure that the company EEO policy is being carried out, to submit reports relating to the provisions hereof as maybe required by the Government and to keep records. Records shall at least include for each employee the name, address, telephone numbers, construction trade, union affiliation if any, employee identification number when assigned, social security number, race, sex, status (e.g., mechanic, apprentice trainee, helper, or laborer), dates of changes in status, hours worked per week in the indicated trade, rate of pay, and locations at which the work was performed. Records shall be maintained in an easily understandable and retrievable form; however, to the degree that existing records satisfy this requirement, contractors shall not be required to maintain separate records.

15. Nothing herein provided shall be construed as a limitation upon the application of other laws which establish different standards of compliance or upon the application of requirements for the hiring of local or other area residents (e.g., those under the Public Works Employment Act of 1977 and Community Development Block Grant Program). Reference: “29 CFR Part 470” Executive Order 13201-Obligations of Federal Contractors and Subcontractors; Notice of Employee Rights Concerning Payment of Union Dues or Fees.

Reference: “41 CFR 60” 60-1.4 Equal Opportunity Clause

Reference: 41 CFR Part 60-250 / Affirmative Action and Nondiscrimination Obligations of Contractors and Subcontractors Regarding Special Disabled Veterans and Veterans of the Vietnam Era – 60-250.5 Equal Opportunity Clause

Reference: 41 CFR Part 60-741 / Affirmative Action and Nondiscrimination Obligations of Contractors and Subcontractors Regarding Individuals with Disabilities – 60-741.5 Equal Opportunity Clause

Exhibit E

Certificate of Compliance

The attached Certificate of Compliance is to be filled out upon execution of this agreement for this subcontractor and for all of this Subcontractors vendors or subcontractors and returned to The Warrior Group’s Corporate offices.

CERTIFICATE OF COMPLIANCE

The Warrior Group, Inc is a Federal government sub-contractor subject to the requirements of the regulations at 41 CFR 60-1, 41 CFR 60-250 and 41 CFR 60-741. Accordingly, as our vendor or subcontractor (hereinafter contractor), we request you sign and return this certification to us, and comply with the appropriate requirements.

EQUAL OPPORTUNITY CLAUSE -The undersigned contractor agrees to comply with the provisions of 41 CFR 60-1.4, covering Federal and federally assisted contracts of more than $10,000, and individual covered contracts for indefinite quantities that are reasonably expected to total more than $10,000 in any year.

AFFIRMATIVE ACTION CLAUSES FOR VIETNAM ERA VETERANS, SPECIAL DISABLED VETERANS, AND INDIVIDUALS WITH DISABILITIES -The undersigned contractor agrees to comply with the provisions of 41 CFR 60-250 and 41 CFR 60-741, covering Federal government contracts of $25,000 or more, and individual Federal government contracts for indefinite quantities that are reasonably expected to total $25,000 or more in any year. The contractor also agrees to file the VETS-100 form annually (call (703) 461-2460 for more information on this form). (For VEVRAA: Federal contract or subcontract of at least $25,000 entered before 12/01/2003. For contracts or subcontracts entered on or after 12/01/2003, the contract dollar threshold is $100,000.) Web site: vets100.cudenver.edu

WRITTEN AFFIRMATIVE ACTION PROGRAM AND STANDARD FORM 100 -If the undersigned contractor has 50 or more employees and Federal or federally assisted contracts of $50,000 or more, it certifies it:

1 has or will develop a written affirmative action program for each of its establishments in accordance with the regulations at 41 CFR Part 60-2; and

2 have filed the Standard Form 100 (EEO-1) annually (for more information on this form go to

www.eeoc.gov – U.S. Equal Employment Opportunity Commission).

Further, in accordance with the regulations at 41 CFR 60-1.7(b), the contractor must require each of its proposed covered subcontractors to provide such certification.

Vendor / Subcontractor Name
Signature of Representative
Title of Representative
Date

Exhibit F

Preliminary CPM Schedule

Exhibit G

BCT-H Barracks Coordination Matrix